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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
Winland Electronics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
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WINLAND ELECTRONICS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held
December 20, 2001

TO THE SHAREHOLDERS OF
   WINLAND ELECTRONICS, INC.:

    The 2001 Annual Meeting of Shareholders of Winland Electronics, Inc. will be held at the Company's corporate offices located at 1950 Excel Drive, Mankato, Minnesota, at 7:00 p.m. on Thursday, December 20, 2001, for the following purposes:

  1.
  To set the number of members of the Board of Directors at five (5) and to elect members of the Board of Directors.

  2.
  To act upon a shareholder proposal demanding a Company policy for the grant of options and bonuses to the Company's executive officers, if such proposal is properly presented at the Annual Meeting.

  3.
  To take action on any other business that may properly come before the meeting or any adjournment thereof.

    Only a few months ago, we sent several mailings to you regarding the Special Meeting of Shareholders held on August 21, 2001. We called that meeting in response to a demand from Dyna Technology, Inc., a Utah corporation totally owned by Ralph I. Call and his wife Nola D. Call. At that meeting, shareholders rejected Mr. Call's proposal to remove all of the Company's directors and replace them with his own slate. Shareholders holding approximately 45% of the outstanding shares voted against Mr. Call's proposal and shareholders holding approximately 39% of the outstanding shares voted in favor of the proposal.

    Now we are obligated by the rules of the American Stock Exchange to call our 2001 Annual Meeting of Shareholders for the purposes described above. Mr. Call and Dyna Technology may try again to solicit your vote to elect an alternative slate of directors. Your Board of Directors urges you not to return any proxy card you may receive from Dyna Technology or its representatives. If you have already executed a proxy card you received from them, you have the legal right to change your vote. Simply sign and date the enclosed WHITE proxy card and return it in the envelope provided, or vote your shares by phone as described in the following materials. Only your latest-dated proxy card counts.

    Accompanying this Notice of Annual Meeting is a Proxy Statement and form of Proxy. The Company's 2000 Annual Report to Shareholders was previously mailed to shareholders. Only shareholders of record as shown on the books of the Company at the close of business on October 22, 2001 will be entitled to vote at the 2001 Annual Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

    Your vote is important. We urge you to vote your shares as soon as possible, regardless of whether you plan to attend the Annual Meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting. Please note that, if you hold your shares in the name of a brokerage firm, bank, bank nominee or other institution and you wish to vote in person at the Annual Meeting, you must contact the person responsible for your account and obtain the necessary documents that will allow you to so cast your vote.

    If you have any questions or need assistance in voting your shares, please call Linda A. Annis or Jennifer A. Thompson at 507-625-7231 (Monday through Friday from 8 a.m. to 5 p.m. CST).

BY ORDER OF THE BOARD OF DIRECTORS,

Lorin E. Krueger President and Chief Executive Officer

Dated: November 19, 2001
Mankato, Minnesota

WINLAND ELECTRONICS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held
December 20, 2001

BACKGROUND

    Since the August 21, 2001 Special Meeting of Shareholders, Winland's management and Board of Directors have attempted unsuccessfully to negotiate a resolution relating to the demands voiced by Dyna Technology and Ralph Call. On August 30, 2001, Winland's Board of Directors met with Messrs. Paul Holzhueter and Steve Fraley, who were at that time members of the "Shareholders' Protective Committee" (the "Committee") organized by Mr. Call, together with legal counsel for both Winland and the Committee. Mr. Call chose not to participate in person but by telephone conference. The participants in the meeting discussed the Committee's concerns with Winland's management and its operations. Winland's Board attempted to compromise with Mr. Call by offering a seat on the Board and a membership on the Board's nominating committee to Mr. Holzhueter. Although Mr. Holzhueter indicated an interest in serving on the Board, Mr. Call concluded that this change would be insufficient, in his opinion, and would not agree to refrain from further efforts to change the Board of Directors.

    As a result of the August 30, 2001 meeting, Mr. Holzhueter and his legal counsel began to evaluate Winland's corporate documents and director and officer insurance policy to determine the protection available to Mr. Holzhueter upon becoming a director. Mr. Holzhueter also terminated his involvement with the Committee. After Mr. Holzhueter and his legal counsel informed Winland that they considered Winland's director and officer insurance to be inadequate, Winland attempted to clarify terms in its insurance policy to satisfy Mr. Holzhueter's concerns. As a result of Winland's inability to obtain a revised insurance policy by October 8, 2001, Mr. Holzhueter declined to join the Winland Board of Directors.

    Although we were disappointed by Mr. Holzhueter's decision, we continued to act in the best interest of Winland's shareholders by building a board dominated by outside, independent directors. The Board has experienced significant change over the last year. On May 31, 2001, our former Chief Executive Officer and Chairman of the Board, Mr. W. Kirk Hankins, resigned his positions. On June 15, 2001, our Vice President of Sales and Marketing, Mr. Kirk P. Hankins, resigned his Board position. More recently, Mr. Dave Ewert, a director since 1998, and Mr. Jim Legus, a director since 2000, resigned from the Board. We thank our former directors for their efforts on behalf of the Company and its shareholders.

    The remaining directors considered several candidates to replace Mr. Ewert and Mr. Legus and possibly increase the size of the Board, including two candidates proposed by Mr. Call. In a meeting of the Board held on October 30, 2001, the Board decided to reduce the number of directors from seven to five in order to contain costs and increase the efficiency of the Board processes. At the same meeting, the Board elected Mr. R. Terren Dunlap and Mr. James Reissner. Both Mr. Dunlap and Mr. Reissner are highly qualified businessmen who have experience managing publicly-held companies. We are pleased that they have joined our Board and are confident that they will be strong and capable directors. Additional information about Messrs. Dunlap and Reissner is set forth below under "Election of Directors".

    While discussing the Committee's representation on the Winland Board, Mr. Call indicated that he would be willing to sell his shares of Winland common stock for an aggregate purchase price of $1 million to recover his investment and expenses for his proxy contest. Even though the sale of Mr. Call's shares would end his and the Committee's efforts to cause further expenses and disruptions for the Company and its management by initiating another proxy fight, the Board rejected Mr. Call's offer. In the Board's opinion, it is not in the best interest of the Company and its shareholders to redeem Mr. Call's shares at a per-share price well in excess of the current market value of Winland common stock.

    Please help your Board of Directors avoid a further diversion from productive activities of the Company's resources in time and money in connection with Mr. Call's efforts to obtain Board seats for his nominees. Please vote for our directors and against the shareholder proposal submitted by Dyna Technology, by telephone or by mail, as described below. Your Board urges you not to return any proxy card you may receive from Dyna Technology or the "Shareholder Protective Committee".

PROXY INFORMATION

    The accompanying Proxy is solicited by the Board of Directors of Winland Electronics, Inc. (the "Company") for use at the 2001 Annual Meeting of Shareholders of the Company to be held on Thursday, December 20, 2001, at the location and for the purposes set forth in the Notice of Annual Meeting, and at any adjournment thereof.

    You may vote your shares by telephone or by mail as follows. Please help us save administrative and postage costs by voting by telephone.

BY TELEPHONE:

  •
  On a touch-tone telephone, please call the toll-free number printed on your proxy card or electronic notification, 24 hours a day, seven days a week. You may vote by phone until 11:00 p.m. Central Time on December 19, 2001.

  •
  Enter the three digit company number and seven digit personal identification number shown on your proxy card or electronic notification.

  •
  Follow the simple recorded instructions.

BY MAIL:

  •
  Sign and date the enclosed proxy card.

  •
  Mail the proxy card in the enclosed postage-paid envelope.

    The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

    Any shareholder giving a Proxy may revoke it any time prior to its use at the 2001 Annual Meeting by giving written notice of such revocation to the Secretary or any other officer of the Company or by filing a later dated written Proxy with an officer of the Company. Personal attendance at the 2001 Annual Meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a later dated Proxy is delivered to an officer before the revoked or superseded Proxy is used at the 2001 Annual Meeting. Proxies will be voted as directed therein. Proxies which are signed by shareholders but which lack specific instruction with respect to any proposal will be voted in favor of such proposal as set forth in the Notice of Meeting or, with respect to the election of directors, in favor of the number and slate of directors proposed by the Board of Directors and listed herein.

    The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote shall constitute a quorum for the transaction of business. If a broker returns a "non-vote" proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. An abstention as to any proposal will therefore have the same effect as a vote against the proposal.

    The mailing address of the principal executive office of the Company is 1950 Excel Drive, Mankato, Minnesota 56001. The Company expects that this Proxy Statement, the related Proxy and Notice of Meeting will first be mailed to shareholders on or about November 19, 2001.

OUTSTANDING SHARES AND VOTING RIGHTS

    The Board of Directors of the Company has fixed October 22, 2001 as the record date for determining shareholders entitled to vote at the 2001 Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the 2001 Annual Meeting. At the close of business on October 22, 2001, there were 2,955,872 shares of the Company's Common Stock, par value $.01 per share, issued and outstanding. The Common Stock is the only outstanding class of capital stock of the Company. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the 2001 Annual Meeting. Holders of Common Stock are not entitled to cumulative voting rights.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS

    The following table provides information as of October 31, 2001 concerning the beneficial ownership of the Company's Common Stock by (i) the persons known by the Company to own more than 5% of the Company's outstanding Common Stock, (ii) each director and nominee of the Company, (iii) the named executive officers in the Summary Compensation Table and (iv) all current executive officers and directors as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them.

Name (and Address of 5% Owner) or Identity of Group	Number of Shares Beneficially Owned(1)		Percent of Class(1)
Lorin E. Krueger 1950 Excel Drive Mankato, MN 56001	237,354	(2)	8.0%
S. Robert Dessalet	18,026	(3)	*
Thomas J. de Petra	12,000	(4)	*
R. Terren Dunlap	5,000	(4)	*
James L. Reissner	5,000	(4)	*
Dyna Technology, Inc. 225 South Cordova Avenue LeCenter, MN 56057	404,800	(5)	13.7%
W. Kirk Hankins 2113 Northridge Drive North Mankato, MN 56003	263,837	(6)	8.9%
All Current Executive Officers and Directors as a Group (11 Individuals)	485,820	(7)	15.7%

*
Less than 1% of the outstanding shares of Common Stock.

(1)
Under the rules of the SEC, shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days. Pursuant to such SEC Rules, shares deemed beneficially owned by virtue of an individual's right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included.

(2)
Includes 800 shares held by Mr. Krueger's spouse and 20,000 shares which may be purchased by Mr. Krueger upon exercise of currently exercisable options.

(3)
Includes 6,026 shares owned jointly by Mr. Dessalet and his spouse and 12,000 shares which may be purchased by Mr. Dessalet upon exercise of currently exercisable options.

(4)
Represents shares which may be purchased upon exercise of currently exercisable options.

(5)
Represents shares held by Dyna Technology, Inc., of which Ralph and Nola Call are the sole shareholders. The members of the Shareholders' Protective Committee share the voting and dispositive power of the shares. The Company has relied on information provided in Schedule 13D filed with the Securities and Exchange Commission on November 22, 2000 and amended on January 8, March 19 and September 24, 2001.

(6)
Includes 69,842 shares held by Mr. Hankins's spouse, which shares Mr. Hankins disclaims beneficial ownership of.

(7)
Includes 14,895 shares held by family members of officers and directors, and 140,750 shares which may be purchased upon exercise of currently exercisable options.

ELECTION OF DIRECTORS
(Proposal #1)

    The Bylaws of the Company provide that the number of directors shall be the number set by the shareholders, which shall be not less than one. The Board of Directors unanimously recommends that the number of directors be set at five and that five directors be elected. Unless otherwise instructed, the Proxies will be so voted.

    Under applicable Minnesota law, approval of the proposal to set the number of directors at five and the election of the nominees to the Board of Directors require the affirmative vote of the holders of the greater of (i) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (ii) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

    In the absence of other instruction, the Proxies will be voted for each of the individuals listed below. If elected, such individuals shall serve until the next annual meeting of shareholders and until their successors shall be duly elected and shall qualify. All of the nominees are members of the present Board of Directors. If, prior to the 2001 Annual Meeting of Shareholders, it should become known that any one of the following individuals will be unable to serve as a director after the 2001 Annual Meeting by reason of death, incapacity or other unexpected occurrence, the Proxies will be voted for such substitute nominee(s) as is selected by the Board of Directors. Alternatively, the Proxies may, at the Board's discretion, be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board of Directors has no reason to believe that any of the following nominees will be unable to serve.

Name and Age of Director/Nominee	Age	Current Position with the Company	Director Since
Lorin E Krueger	45	President, Chief Executive Officer, Secretary and Director	1978
S. Robert Dessalet	69	Director	1985
Thomas J. de Petra	55	Director	1994
R. Terren Dunlap	57	Director	2001
James L. Reissner	61	Director	2001

    Lorin E. Krueger has served as Chief Executive Officer of the Company since June 1, 2001, and as President of the Company since January 1999. In addition, Mr. Krueger has served as Secretary of the Company since 1983. Mr. Krueger served as the Company's Chief Operating Officer from January 1999 until June 2001 and as its Senior Vice President of Operations from March 1987 until January 1999. Mr. Krueger has been an employee of the Company since 1976 and served as its Vice President from January 1977 to March 1987.

    S. Robert Dessalet, CPA, has served as Chairman of the Company's Board of Directors since June 1, 2001. Mr. Dessalet has been a self-employed business consultant since August 2000. He served as Director of Marketing of RJ Morse Enterprises, Inc., a precision machining company, from November 1999 to July 2000. Mr. Dessalet was self-employed as a management consultant January 1997 to November 1999. From September 1996 to January 1997, he served as Vice President-Finance and Administration of Rimage Corporation, a manufacturer of computer software duplication and finishing systems after the merger of Rimage Corporation and Dunhill Software Services, Inc. He served as Vice President-Finance and Administration of Dunhill Software Services, Inc., a software duplication company, from May 1994 to September 1995. Mr. Dessalet was a consultant for Dessalet & Associates, a business consulting firm, from January 1993 to May 1994. He was employed by National Poly Products, Inc., a producer of polyethylene packaging film in Mankato, Minnesota, from June 1968 to January 1993 in various capacities including Chief Financial Officer.

    Thomas J. de Petra has been self-employed as a management consultant since June 1999. From August 1998 to June 1999, he served as Chief Operating Officer of International Concept Development, Inc., a restaurant and hotel developer. From October 1997 to August 1998, Mr. de Petra served as Chief Operating Officer of Illuminated Media Inc., an advertising company. From February 1996 to June 1997, Mr. de Petra served as Chief Executive Officer of Nortech Forest Technologies, Inc., continuing to provide services as a consultant until October 1997. Mr. de Petra was a management consultant from June 1993 to February 1996, and he was Chief Information Officer of IDC Holdings, Ltd. from June 1993 to November 1994. Mr. de Petra was President and owner of De Petra & Associates, Inc., a financial communications firm, formerly known as First Financial Investor Relations, Inc., from August 1986 to October 1993.

    R. Terren Dunlap has served as Chief Executive Officer and Chairman of Duraswitch Industries, Inc. (Nasdaq:DSWT) since forming the company in May of 1997. Duraswitch engineers, markets and licenses its patented electronic switch technology to switch manufacturers and OEMs worldwide. Mr. Dunlap has served on the Board of Directors for Advantage Marketing Systems, Inc. (AMEX:AMM), a provider of health and beauty products, since 1995. From 1983 to 1994, Mr. Dunlap served as Chairman and Chief Executive Officer of Go-Video, Inc., a publicly held manufacturer of consumer electronic video products that he founded, which was recently sold to SonicBlue, Inc.

    James L. Reissner has served as President of Activar, Inc. since January 1996 and as Chief Financial Officer of Activar from 1992 until becoming President. Mr. Reissner acted in various management and financial management capacities during the past twenty years, including Managing Director of the Minnesota Region of First Bank Systems, Inc., until 1990. Since September 10, 2001, Mr. Reissner serves also as Chief Executive Officer of MagStar Technologies, Inc. Mr. Reissner has also served as director of Rimage Corporation, a publicly-held Minnesota corporation whose shares are traded on the Nasdaq National Market, and as director of Intek, Inc. and Magstar Technologies, Inc.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE AFORESAID CANDIDATES AND THE PROPOSAL TO SET THE NUMBER OF DIRECTORS AT FIVE.

SHAREHOLDER PROPOSAL
(Proposal #2)

    The following proposal was submitted for inclusion in this Proxy Statement by Dyna Technology, Inc., 225 South Cordova Avenue, LeCenter, MN 56057. As of the date the proposal was submitted, Dyna Technology owned 404,800 shares of common stock of the Company.

"Shareholder Proposal

  RESOLVED, That the shareholders of Winland Electronics, Inc. demand that the Board of Directors adopt a policy prohibiting officers of the Company from receiving any stock options or bonuses in future years unless the Company outperforms the Dow Jones Industrial Index (the "Broad market") by at least 10% as measured by aggregate total return to shareholders over the prior five fiscal year period.

Supporting Statement

      The chart below compares the Company's total return to shareholders ("TRS") to the Broad Market and also discloses the Company's compensation to its senior officers. The chart demonstrates the difficulty the Company has had in relating its performance for its shareholders to its compensation for its senior officers:

      For the five year period ending on October 31, 2001, the Company's TRS fell 80%, while the Broad Market increased by 50%. Nonetheless, during the year 2000, the Chairman/CEO was permitted to exercise options on 10,000 shares of the Company's stock and, as of the end of the year 2000, held options to acquire an additional 20,000 shares, all in addition to salary and bonuses paid to him that year in the aggregate amount of $196,300.00. Additionally, the President of the Company was also permitted to exercise options on 10,000 shares of Company stock and also held options to acquire an additional 20,000 shares as of the end of the year 2000, in addition to salary and bonuses paid to him that year in the aggregate amount of $173,600.00.

      The Company's underperformance for its shareholders has been a long-term problem. In terms of TRS, a $100 investment in the Company on October 31, 1996 would have lost $80.00 by October 31, 2001. That same $100 investment over the same period would have made $50.52 in the Broad Market.

      Why should the officers who have presided over the Company during this sustained period be awarded options on tens of thousands of the Company's shares? It is not in the best interest of shareholders that officers of the Company be rewarded with stock options when they are responsible for this sustained period of poor performance by the Company.

      It is respectfully submitted that it is in the best interest of the Company and its shareholders that the Board of Directors adopt a policy prohibiting the grant or issuance of stock options to the officers of the Company unless the Company has outperformed the Broad Market by at least 10% in terms of aggregate TRS over the previous five year fiscal year period."

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THE PROPOSAL.

    The Board believes that the Company's current executive compensation program is appropriate for the Company. In order to attract and retain qualified executive officers, the management of the Company needs the flexibility to offer adequate financial incentives while considering the Company's overall performance and success at the same time. The Compensation Committee of the Board of Directors, consisting solely of non-employee directors, is responsible for granting stock options and awarding bonuses, and exercises this responsibility, with the help of an independent consultant group, with fairness and good judgment. For example, due to the weak economic conditions and the performance of the Company, the Compensation Committee did not grant any options to any of the executive officers named in the compensation tables below in 2000; see the information provided on "Executive Compensation" below.

    Moreover, linking executive officers' options and bonuses to the Dow Jones Industrial Index ("Dow Jones") is not an appropriate method of measuring the Company's or the executive's performance. Stock markets have been extremely volatile during the last two years and often have only limited relationship to a company's performance. Improvements in the Company's performance which are not reflected in the market may merit a bonus or an option. Individual performance may also justify the grant of an option or bonus even if the overall performance of the Company's stock price has not met the standard required by the Shareholder Proposal. When the Company's stock performance has suffered, the decisions made and the work accomplished by Winland's executive team are even more critical to rebuild for the future than when the stock price has performed well. During these times the Board and the Compensation Committee need the ability to create appropriate incentives for Winland's executive officers by granting options or bonuses before the Company's stock performance exceeds the Dow Jones by 10%. The shareholder proposal is therefore not in the best interests of the Company and its shareholders.

BOARD AND COMMITTEE MEETINGS

    During fiscal 2000, the Board of Directors held five meetings. Each director attended all of the meetings of the Board and the committees on which such director served during 2000.

    The Company's Board of Directors has three standing committees, the Audit Committee, Compensation Committee and Nomination / Governance Committee. The Stock Option Committee was consolidated with the Compensation Committee.

    The Audit Committee is comprised of S. Robert Dessalet, CPA, Thomas J. de Petra and James L. Reissner. This committee reviews the selection and work of the Company's independent auditors and the adequacy of internal controls for compliance with corporate policies and directives. During 2000, the Audit Committee met five times.

    The Compensation Committee is comprised of S. Robert Dessalet, CPA, Thomas J. de Petra, R. Terren Dunlap and James L. Reissner. This committee recommends to the Board of Directors from time to time the salaries to be paid to executive officers of the Company and any plan for additional compensation it deems appropriate. During 2000, the Compensation Committee met four times. Moreover, the committee is vested with the same authority as the Board of Directors with respect to the granting of options and the administration of the Company's Stock Option Plans. While the Stock Option Committee was still independent from the Compensation Committee, it did not meet during 2000, but took action by unanimous written consent three times.

    The Nomination / Governance Committee is comprised of S. Robert Dessalet, CPA, Lorin E. Krueger and Thomas J. de Petra. This committee recommends to the Board of Directors nominees for vacant positions on the Board, sets goals for the Board and monitors the achievement of such goals. The committee was established in June 2001. This committee will consider a candidate for director proposed by a shareholder. Candidates must have broad training and experience in their chosen fields and must have achieved distinction in their activities. The committee will consider the particular expertise of each nominee and strive to achieve an appropriate breadth of skills among the Board members. A shareholder who wants to propose a candidate has to comply with the provisions of the Company's bylaws regarding nominations for the election of directors. These provisions require a shareholder to provide timely notice in proper written form of the shareholder's intent to nominate a candidate. If the Company held an annual meeting in the previous year, such a notice of a shareholder is "timely" if it was provided not more than ninety (90) and not less than sixty (60) calendar days prior to the date that is one year after the prior year's annual meeting. If no annual meeting was held in the previous year, or if the date of the annual meeting changed by more than thirty (30) days from the prior year's annual meeting (the "Other Meeting Date"), the shareholder's notice is timely if it is received by the later of (i) the close of business on the date ninety (90) days prior to the Other Meeting Date or (ii) the close of business ten (10) days following the date on which the Other Meeting Date is first publicly announced. The shareholder's notice is in proper form if it includes certain specified information regarding the shareholder's name and address, the shareholder's stock ownership, existing arrangements or understandings regarding the nomination, any information regarding each nominee that would be required to be included in a proxy statement had the nominee been nominated by the Company, and the consent of each nominee to serve as director of the Company if so elected.

REPORT OF AUDIT COMMITTEE

    The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the Listing Standards of the American Stock Exchange ("AMEX") that governs audit committees, Section 121.B, including the requirement that audit committee members all be "independent directors" as that term is defined by AMEX Listing Standards Section 121(A).

    In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)
reviewed and discussed the audited financial statements with management;

(2)
discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and

(3)
reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board's Standard No.1, and discussed with the independent auditors any relationships that may impact their objectivity and independence.

    Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission.

                      Members of the Audit Committee
                      S. Robert Dessalet
                      Thomas J. de Petra
                      James L. Reissner

EXECUTIVE OFFICERS OF THE COMPANY

    The name and ages of all of the Company's executive officers and the positions held by them are listed below.

Name	Age	Position
Lorin E. Krueger	45	President, Chief Executive Officer, Secretary and Director
Jennifer A. Thompson, CPA	42	Chief Financial Officer and Treasurer
Kirk P. Hankins	39	Vice President of Sales and Marketing
Terry E. Treanor	38	Vice President of Manufacturing
Kimberley E. Kleinow	33	Vice President of Procurement and Materials
Steven W. Vogel	44	Vice President of Engineering
Dale A. Nordquist	47	Vice President of Sales

    The business experience of Lorin E. Krueger is set forth in the section of this Proxy Statement entitled Directors of the Company.

    Jennifer A. Thompson, CPA, has served as Chief Financial Officer since June 2001. She joined the Company as Vice President of Financial Operations in August 2000. Ms. Thompson was a principal in Biebl, Ranweiler, Christiansen, Meyer, Thompson & Co. Chtd., a public accounting firm in New Ulm, Minnesota, from October 1996 to August 2000. Ms. Thompson has practiced as a certified public accountant in the Mankato area for the past twenty years.

    Kirk P. Hankins has served as Vice President of Sales and Marketing of the Company since April 1989. He served as a director of the Company from 1990 until June 2001. Mr. Hankins served as Secretary of Playtronics Corporation, a manufacturer of electronic toys, from October 1985 until March 1990, when Playtronics merged into the Company, and as Vice President of Playtronics from October 1985 until April 1989. From 1984 to 1985, Mr. Hankins was the Marketing Manager of the Company. Kirk P. Hankins is the brother of Kimberley E. Kleinow, Vice President of Procurement and Materials.

    Terry E. Treanor joined the Company in July 1994 and was elected as Vice President of Manufacturing on June 28, 1996, prior to which he served in various capacities, including Quality Assurance Manager and Operations Manager. Mr. Treanor was employed by Onan Corp., a power generation company, from January 1985 until July 1994, serving most recently as Supplier Quality Engineer.

    Kimberley E. Kleinow joined the Company in October 1991 and was elected as Vice President of Procurement and Materials on December 22, 1997, prior to which she served as Director of Materials from November 1996 to December 1997 and as Purchasing Manager from October 1991 to November 1996. Kimberley Kleinow is the sister of the Company's Vice President of Sales and Marketing, Kirk P. Hankins.

    Steven W. Vogel joined the Company in May 1994 and was elected to Vice President of Engineering on September 7, 1998, prior to which he served as Manager of Engineering from April 1996 to September 1998 and as Design Engineer from May 1994 to April 1996. From April 1988 to May 1994, Mr. Vogel served as Design Engineer for Micro-Trak Systems, Inc., a Minnesota-based agricultural electronics company.

    Dale A. Nordquist joined the Company in October 2001 as Vice President of Sales. Until May 1999, Mr. Nordquist served as Vice President of Sales and Marketing for HEI, Inc., a Minnesota based designer and manufacturer of ultraminiature electronic devices and high technology products incorporating these devices. Prior to joining Winland, Mr. Nordquist served as Vice President of Sales and Marketing for Quickdraw Conveyor Systems.

EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table sets forth certain information regarding compensation paid or accrued during each of the Company's last three fiscal years to the Chief Executive Officer and to the only other executive officer whose total annual salary and bonus earned or accrued exceeded $100,000 during fiscal year 2000.

		Annual Compensation			Long Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other ($)	Options		All Other Compensation ($)(1)
W. Kirk Hankins	2000	146,300	50,000	—	—		3,500
Former Chief	1999	142,000	15,787	—	10,000		3,333
Executive Officer(2)	1998	135,000	126,582	—	32,000	(2)	3,261
Lorin E. Krueger(3)	2000	123,600	50,000	—	—		3,500
President, Chief	1999	120,000	15,787	—	10,000		3,333
Executive Officer and	1998	102,000	109,591	—	32,000	(4)	3,261
Secretary

(1)
Represents contribution to the Company's 401(k) Plan for executive officer's benefit.

(2)
Mr. Hankins resigned as Chief Executive Officer of the Company in May 2001.

(3)
Mr. Krueger served as Chief Operating Officer of the Company until May 31, 2001, and succeeded Mr. Hankins as Chief Executive Officer effective June 1, 2001.

(4)
Includes options to purchase 22,000 shares of the Company's Common Stock which were previously granted in 1995 but were repriced in 1998.

Option Grants During 2000 Fiscal Year

    The Company did not grant any stock options to the named executive officers in the Summary Compensation Table in fiscal 2000. The Company has not granted any stock appreciation rights.

Option Exercises During 2000 Fiscal Year and Fiscal Year-End Option Values

    The following table provides information as to options exercised by the named executive officers in the Summary Compensation Table during fiscal 2000 and the number and value of options at December 31, 2000. The Company does not have any outstanding stock appreciation rights.

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Unexercised Options at December 31, 2000 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2000 Exercisable/Unexercisable(1)
W. Kirk Hankins	10,000	$4,500	20,000 exercisable 0 unexercisable	$0 exercisable $0 unexercisable
Lorin E. Krueger	10,000	$6,250	20,000 exercisable 0 unexercisable	$0 exercisable $0 unexercisable

(1)
Value is calculated on the basis of the difference between the option exercise price and the closing sale price for the Company's Common Stock on the date of exercise or year end, as the case may be, as quoted by the American Stock Exchange, multiplied by the number of shares of Common Stock underlying the option.

Compensation to Directors

    The outside directors are paid $500 for attendance at each Board meeting, $300 for each meeting of the Compensation Committee and the Nomination / Governance Committee, and $500 for each meeting of the Audit Committee, plus expenses. The Board had several meetings to prepare for the Special Meeting and to negotiate with the Shareholders' Protective Committee after the Special Meeting. The Board expects to have further meetings in preparation of the Annual Meeting. To limit the Company's cost for the compensation of directors for these meetings, the Board decided that outside directors will receive a flat fee of $1,000 per month and the Chairman of the Board will receive an additional flat fee of $2,000 per month, until the Annual Meeting is over and negotiations with the Shareholders' Protective Committee have been terminated. In addition, the Company's 1997 Stock Option Plan provides for automatic option grants to each director who is not an employee of the Company (a "Non-Employee Director"). Each Non-Employee Director who is elected for the first time as a director is granted a nonqualified option to purchase 5,000 shares of Common Stock. Each Non-Employee Director who is re-elected as a director of the Company or whose term of office continues after a meeting of shareholders at which directors are elected shall, as of the date of such re-election or shareholder meeting, automatically be granted a nonqualified option to purchase 5,000 shares of Common Stock. No director shall receive more than one option pursuant to the formula plan in any one fiscal year. All options granted pursuant to these provisions are granted at a per share exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, and they are immediately exercisable and expire on the earlier of (i) three months after the optionee ceases to be a director (except by death) and (ii) five (5) years after the date of grant. In the event of the death of a Non-Employee Director, any option granted to such Non-Employee Director pursuant to this formula plan may be exercised at any time within six (6) months of the death of such Non-Employee Director or until the date on which the option, by its terms, expires, whichever is earlier. In addition, Mr. de Petra received approximately $6,000 for consulting services he provided to the Company.

Employment Agreements and Termination of Employment Arrangements

    Effective May 31, 2001, W. Kirk Hankins resigned from his positions as Chief Executive Officer and Chief Financial Officer of the Company and from his positions as a member of the Company's Board of Directors and as Chairman of the Board. The Company and Mr. Hankins entered into a

Separation Agreement and Release pursuant to which Mr. Hankins releases the Company from any and all claims arising out of or in connection with his employment with the Company. In consideration of this release, the Company agreed to make severance payments to Mr. Hankins in the total amount of One Hundred Fifty Five Thousand Six Hundred Nine and 79/100 Dollars ($155,609.79), less required deductions and withholding. Mr. Hankins will receive this amount in installments payable on the Company's regular payroll dates through June 21, 2002.

    The Company is a party to an Employment Agreement effective January 1, 1999 with Lorin E. Krueger, President and Chief Executive Officer (since June 1, 2001), which agreement's initial term expires December 31, 2003, with additional one-year terms thereafter, unless either party gives notice to the other party 60 days prior to the end of such term that such party wishes to terminate the agreement. The agreement provides for an annual base salary in an amount determined by the Compensation Committee, which amount the Compensation Committee has determined shall remain at $123,600 for 2001. Mr. Krueger is entitled to receive an annual bonus consisting of stock options and/or a cash payment at the sole discretion of the Compensation Committee. If Mr. Krueger terminates his employment for good reason during the two years following a change in control of the Company, he is entitled to an amount equal to the salary and bonus paid to him for the two fiscal years preceding such termination, which amount shall be paid in 24 equal monthly installments. Mr. Krueger has agreed that, during the two-year period following the termination of his employment, except following a change of control as hereinbefore described, he will not (i) compete with the Company, (ii) solicit or communicate with the Company's customers or (iii) solicit any of the Company's employees to leave the Company.

Compliance with Section 16(a) of the Exchange Act

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, the Company believes that, during fiscal year 2000, all executive officers, directors and greater than ten-percent beneficial owners complied with the applicable filing requirements; except that James Legus filed his initial Form 3 late.

INDEPENDENT PUBLIC ACCOUNTANT

    McGladrey & Pullen, LLP ("McGladrey") has served as the independent public accountants since May 1998 and has been selected to act as the Company's independent public accountants for the current year ending December 31, 2001. Representatives of McGladrey are expected to be present at the Annual Meeting, will be given an opportunity to make a statement regarding financial and accounting matters of the Company if they so desire, and will be available to respond to appropriate questions from the Company's shareholders.

Audit Fees

    The aggregate fees billed and to be billed by McGladrey for professional services rendered for the audit of annual financial statements for 2000 and for review of the financial statements included in the Forms 10-QSB for such year were $53,386.

Financial Information Systems Design and Implementation Fees

    The aggregate fees billed and to be billed by McGladrey for services to the Company for financial information systems design and implementation in 2000 were $24,590.

All Other Fees

    The aggregate fees billed and to be billed by McGladrey for all other non-audit services, including services in connection with the Company's tax forms preparation and services relating to executive compensation for 2000 were $23,639.

    The Company's Audit Committee has considered whether provision of the above non-audit services is compatible with maintaining McGladrey's independence and has determined that such services are compatible with maintaining McGladrey's independence.

OTHER BUSINESS

    Management knows of no other matters to be presented at the 2001 Annual Meeting. If any other matter properly comes before the 2001 Annual Meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

    Under the SEC Rules, we are required to provide the following information to you based on the assumption that the date for our annual meeting in 2002 will deviate less than thirty (30) days from the date for this Annual Meeting: Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2002 annual meeting of shareholders must be received by the Company by July 12, 2002, to be considered for inclusion in the Company's proxy statement and related proxy for the 2002 annual meeting. Also, a shareholder proposal intended to be presented at the 2002 annual meeting but not included in the Company's proxy statement for such meeting, must be received by the Company after September 20, 2002, but on or before October 20, 2002. According to the Company's bylaws, a shareholder proposal received outside of this time period will be considered untimely. Management named in the Company's proxy form for the 2002 annual meeting will then have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company's proxy materials.

    We anticipate that we will return in 2002 to our traditional meeting schedule and have the annual meeting some time in May or June 2002. In this case, proposals submitted by a shareholder of the Company and intended to be presented at the 2002 annual meeting would have to be received a reasonable time before we print and mail our proxy materials for the 2002 annual meeting. Under our bylaws, a shareholder proposal intended to be presented at the 2002 annual meeting but not included in the Company's proxy statement for such meeting, would have to be received by the later of (i) the close of business on the date ninety (90) days prior to the date of the 2002 annual meeting or (ii) the close of business ten (10) days following the date on which the date of the 2002 annual meeting is first publicly announced.

    We will inform you of any changes of the aforesaid dates in a timely manner and will provide notice of the new dates in our earliest possible quarterly report on Form 10-QSB.

    Any shareholder proposal must provide the information required by the Company's Bylaws and comply with any applicable laws and regulations. All submissions should be made to the Secretary of the Company at the Company's principal offices at 1950 Excel Drive, Mankato, Minnesota 56001.

ANNUAL REPORT

    A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2000, including financial statements, was mailed to the Company's shareholders on or before March 26, 2001, an amendment to the Annual Report was mailed to the Company's shareholders on or before April 26, 2001. No portion of the Annual Report is incorporated herein or is to be considered proxy soliciting material.

FORM 10-KSB

    THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 AS AMENDED, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND A LIST OF EXHIBITS TO SUCH FORM 10-KSB. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-KSB UPON THE ADVANCE PAYMENT OF REASONABLE FEES. REQUESTS FOR A COPY OF THE FORM 10-KSB AND/OR ANY EXHIBIT(S) SHOULD BE DIRECTED TO THE PRESIDENT OF WINLAND ELECTRONICS, INC., 1950 EXCEL DRIVE, MANKATO, MINNESOTA 56001. YOUR REQUEST MUST CONTAIN A REPRESENTATION THAT, AS OF OCTOBER 22, 2001, YOU WERE A BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE 2001 ANNUAL MEETING OF SHAREHOLDERS.

BY ORDER OF THE BOARD OF DIRECTORS
Lorin E. Krueger President and Chief Executive Officer

Dated November 19, 2001

HOW TO VOTE

    You may vote your shares by telephone or by mail as follows. Please help us save administrative and postage costs by voting by telephone.

BY TELEPHONE:

  •
  On a touch-tone telephone, please call the toll-free number printed on your proxy card or electronic notification, 24 hours a day, seven days a week. You may vote by phone until 11:00 p.m. Central Time on December 19, 2001.

  •
  Enter the three digit company number and seven digit personal identification number shown on your proxy card or electronic notification.

  •
  Follow the simple recorded instructions.

BY MAIL:

  •
  Sign and date the enclosed proxy card.

  •
  Mail the proxy card in the enclosed postage-paid envelope.

    Your telephone vote authorizes the proxies named in the proxy card to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WINLAND ELECTRONICS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, December 20, 2001
7:00 p.m.

1950 Excel Drive
Mankato, Minnesota

WINLAND ELECTRONICS, INC. 1950 Excel Drive, Mankato, Minnesota	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints LORIN E. KRUEGER and JENNIFER A. THOMPSON, and each of them, with full power of substitution, his or her Proxies to represent and vote, as designated below, all shares of the Common Stock of Winland Electronics, Inc. registered in the name of the undersigned at the 2001 Annual Meeting of Shareholders of the Company to be held at the Company's corporate offices located at 1950 Excel Drive, Mankato, Minnesota at 7:00 p.m., on Thursday, December 20, 2001, and at any adjournment thereof. The undersigned hereby revokes all proxies previously granted with respect to such Annual Meeting.

See reverse for voting instructions.

COMPANY # CONTROL #

There are two ways to vote your Proxy

Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-240-6326—QUICK***EASY***IMMEDIATE

  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 p.m. (CT) on December 19, 2001.
  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
  •
  Follow the simple instructions the voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Winland Electronics, Inc., c/o Shareowner Services™, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone, please do not mail your Proxy Card
Please detach here

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

1. Set the number of directors at five (5) and elect the following directors:

01 Thomas J. de Petra 02 S. Robert Dessalet 03 R. Terren Dunlap	04 Lorin E. Krueger 05 James L. Reissner	/ /	Vote FOR all nominees (except as marked)	/ /	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 2.
2.	To act upon a shareholder proposal demanding a Company policy for the grant of options and bonuses to the Company's executive officers, if such proposal is properly presented at the Annual Meeting.	/ /	For	/ /	Against	/ /	Abstain
3.	Other Matters. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" PROPOSAL 1 AND "AGAINST" PROPOSAL 2.
Address Change? Mark Box / / Indicate changes below:	Date

Signature(s) in Box
PLEASE DATE AND SIGN ABOVE exactly as name appears at the left, indicating, where proper, official position or representative capacity. For stock held in joint tenancy, each joint owner should sign.

QuickLinks

PROXY INFORMATION
OUTSTANDING SHARES AND VOTING RIGHTS
PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS
ELECTION OF DIRECTORS (Proposal #1)
SHAREHOLDER PROPOSAL (Proposal #2)
"Shareholder Proposal
Supporting Statement
BOARD AND COMMITTEE MEETINGS
REPORT OF AUDIT COMMITTEE
EXECUTIVE OFFICERS OF THE COMPANY
EXECUTIVE COMPENSATION
INDEPENDENT PUBLIC ACCOUNTANT
OTHER BUSINESS
SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING
ANNUAL REPORT
FORM 10-KSB
HOW TO VOTE